Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

T1V, INC.
______________________________________________________________________________

T1V, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is: T1V, Inc.

2.	The board of directors of the Corporation (the “Board”) duly adopted on the 23rd day of January, 2023, in accordance with Section 141(f) of the DGCL, a resolution proposing and declaring advisable an amendment to the Amended and Restated Certificate of Incorporation of said Corporation to (i) increase the authorized capital stock of the Corporation and (ii) consummate a 25-to-1 stock split of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), which such resolution was approved by the stockholders of the Corporation on the 28th day of February, 2023.

3.	The first paragraph of Article Fourth of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety and replace with the following paragraph:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 160,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), (x) 150,000,000 shares of Common Stock which shall be classified as the Class A Common Stock, par value $0.001 per share and (y) 10,000,000 shares of Common Stock which shall be classified as the Class B Common Stock, and (ii) 142,712 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

4.	Article Fourth of the Amended and Restated Certificate of Incorporation is hereby further amended by adding the following paragraph:

“Upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of Class A Common Stock issued and outstanding immediately prior to Split Effective Time shall be automatically changed and reclassified into a larger number of shares such that 1 share of issued Common Stock immediately prior to the Split Effective Time is reclassified into 25 shares of Class A Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued, and any fraction of a share as a result of the reclassification, following the Split Effective Time, shall be rounded down. No stockholders will receive cash in lieu of fractional shares.”

5.	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

6.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective as of filing.

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IN WITNESS WHEREOF, T1V, Inc. has caused this Certificate to be executed by its duly authorized officer on this 4th day of April, 2023.

T1V, INC.

By:	/s/ Michael Feldman
	Name:	Michael Feldman
	Title:	Chief Executive Officer